Exhibit 10.22
                         EMPLOYMENT AND SAR AGREEMENT
     THIS EMPLOYMENT AND SAR AGREEMENT, made and entered into as of August 9, 1995 by and between Mistic Brands, Inc., a Delaware corporation (the "Company"), and Mr. Michael Weinstein, an individual residing at 17 Pine Brook Drive, White Plains, New York 10605 (the "Executive").
     The Company wishes to employ the Executive as its Chief Executive Officer, and the Executive wishes to accept such position, in each case on such terms and subject to such conditions as are set forth herein.
     In consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
                                  ARTICLE I
                     EMPLOYMENT AND DUTIES;  COMPENSATION
     SECTION 1.  Employment And Duties.
     (a)  During the Term of Employment, as defined in Section 2 of this
Article I, the Company hereby employs the Executive and the Executive hereby accepts full time employment by the Company as its Chief Executive Officer, on the terms and conditions set forth in this Agreement. The Executive shall perform the duties and have the responsibilities customary for the position of Chief Executive Officer, including such duties and responsibilities as shall reasonably be assigned to him from time to time by (a) the Board of Directors of the Company (the "Board of Directors"),
(b) the Chief Executive Officer or Chief Operating Officer of Triarc Companies, Inc., the parent of the Company ("Triarc"), or (c) the Chairman of the Triarc Beverage Group. During the Term of Employment the Executive shall also serve in such additional offices or capacities of the Company and/or its affiliates to which the Executive may be elected or appointed from time to time with the consent of the Executive, which consent shall not be unreasonably withheld. The Executive shall not be entitled to any additional compensation for such service. Such duties shall be performed by the Executive primarily at the corporate headquarters of the Company which will be located in the New York Metropolitan Area; provided, however, that the Executive acknowledges and agrees that his duties hereunder may require the Executive to engage in a reasonable amount of travel outside the New York Metropolitan Area, from time to time.
     (b) During the Term of Employment, the Company shall take steps so that the Executive will be elected as a member of the Board of Directors of the Company, as long as (i) it remains a separate legal entity and (ii) he shall be an employee of the Company.
     SECTION 2.  Term Of Employment.  Except as otherwise provided in
Article II or Article III, the Term of Employment under this Agreement shall commence on the date hereof and shall terminate as of the close of business on December 31, 1998, provided that such initial term shall automatically be extended for successive one year periods, unless either the Executive or the Company, in their respective sole discretion, gives notice to the other, at least 180 days before the expiration of the initial or any renewal Term of Employment that either the Executive or the Company, as the case may be, does not want such Term of Employment to be so extended for an additional one year period, subject to earlier termination at any time during the Executive's employment as hereinafter provided.
     SECTION 3. Compensation, Benefits And Expenses. As compensation and consideration for the performance by the Executive of his duties and responsibilities pursuant to this Agreement, the Company agrees to pay the Executive, and the Executive agrees to accept, the following amounts and benefits:
     (a) Base Salary. A base salary (the "Base Salary") at a rate of Two Hundred and Fifty Thousand Dollars ($250,000) per annum, which amount shall be payable in equal installments pursuant to the Company's normal payroll policies.
     (b) Annual Bonus. Participation in an annual cash incentive plan that will enable the Executive to earn an annual cash bonus (the "Annual Bonus") equal to the sum of (i) 50% of his annual Base Salary based upon the Company's achievement of the performance goals ("Performance Goals") mutually agreed upon from time to time between the Executive and the Board of Directors within one-hundred twenty (120) days after the commencement of each calendar year commencing January 1, 1996 and (ii) up to an additional 50% of his annual Base Salary in the event that (x) the Company exceeds such goals and (y) the Compensation Committee of the Board of Directors of Triarc (the "Compensation Committee") determines, in its sole discretion, to award such a bonus to the Executive; it being understood and agreed that the Performance Goals for any year shall be based upon the Company's earnings from operations before interest, taxes, depreciation and amortization, as determined in accordance with generally accepted accounting principles, for such year; it being further understood and agreed that for all purposes of this Agreement, such determination for any year shall: (A) not reflect, without limitation, any of the following: (1) all payments made or accrued for during such year in respect of the SAR (as defined below); and (2) all payments made during such year or accrued for in respect of any stock appreciation rights (the "Cavallo SAR") granted to Ernest Cavallo under his Employment and SAR Agreement; and (B) reflect, without limitation, each of the following: (1) all payments of the Annual Bonus made or accrued for with respect to such year to the Executive hereunder; (2) all payments of annual bonus of any kind made or accrued for with respect to such year to any employee of the Company who is entitled to receive such annual bonuses; and (3) all amounts accrued with respect to such year under any mid-term plan or other incentive compensation plan of the Company in existence at any time during the Term of Employment; and (C) be increased to reflect (i) amounts deducted with respect to payments or accruals under the Management Services Agreement dated as of August 9, 1995, between Triarc and the Company, as amended from time to time, or any successor agreement (the "Management Services Agreement"), and (ii) Affiliate Payments in excess of $250,000 during any fiscal year of the Company, such determination after taking into account clauses (A), (B) and
(C) above, is referred to as "EBITDA"; provided, however, that the Annual Bonus payable in respect of the fiscal year ended December 31, 1995 will be pro rated to reflect the actual number of days in 1995 that the Executive was employed by the Company. The parties acknowledge that EBITDA will not reflect payments made with respect to the stock appreciation rights granted to The Chase Manhattan Bank (National Association) as of the date hereof or any of its subsequent successors, assignees or transferees. "Affiliate Payments" means the net payments made by the Company to any Affiliate for goods or services that are in excess of amounts that the Company would have paid to a person or entity not an Affiliate of the Company in a comparable transaction. Affiliate Payments shall not include any payments made pursuant to (x) the Taxing Sharing Agreement dated as of August 9, 1995, between the Company and Triarc, as amended from time to time, or any other tax sharing arrangements with the Company's parent or any other Affiliate of the Company or (y) the Management Services Agreement. Determinations of any Affiliate Payment shall be made in good faith by the Board of Directors whose determinations shall be binding and conclusive. "Affiliate" shall have the meaning set forth in Article III, Section 1, hereof.
     (c) Option. An option (the "Option") to purchase 15,000 shares of Class A Common Stock of Triarc at an exercise price equal to the fair market price (determined in accordance with the Plan, as defined below) of such stock on the date of grant, which option will be awarded pursuant to Triarc's 1993 Equity Participation Plan (the "Plan"). The Option will be exercisable for a period of ten years from the date hereof. The Option will vest and become exercisable as to one-third of the shares subject to such Option on each of the third, fourth and fifth anniversary of the date hereof; provided, however, that if the Company gives notice to the Executive that the Term of Employment is not automatically extended for an additional period of one year pursuant to Section 2 above, then all the shares subject to the Option will vest on the last day of the then current Term of Employment; provided, further, that if the employment of the Executive hereunder terminates at any time due to death, disability, Good Cause (as defined below), without Good Cause or Change in Control (as defined below), then the term of exercisability of the Option and its vesting shall be determined in accordance with the applicable provisions of
Article II or III, as the case may be.
     (d) SAR. (i) The Company hereby grants a stock appreciation right with respect to 48.5 shares of the Company's common stock ("Common Stock"), par value $1.00 per share (the "SAR"). The appreciation base of the SAR will be equal to $28,636.88 per share (the "Appreciation Base"). The SAR shall not be transferable to any person or entity, except as provided herein. The SAR shall terminate and expire, if not sooner exercised or terminated, on the tenth anniversary of the date hereof (the "SAR Termination Date"). Subject to Article II below, the Executive may exercise the vested portion of the SAR at any time prior to the SAR Termination Date. The vested portion of the SAR may be exercised in whole and not in part upon giving to the Company written notice of such exercise, except as otherwise provided herein. The SAR will vest as follows:
          (x) Automatic SARs: An aggregate of 16.16667 of the shares subject to the SAR (the "Automatic SAR") will become exercisable as follows: (1) 5.38889 of the Automatic SAR will become exercisable on or after January 1, 1996; (2) 5.38889 of the Automatic SAR will become exercisable on or after January 1, 1997; and (3) 5.38889 of the Automatic SAR will become exercisable on or after January 1, 1998;
          (y) Earn-Out Level 1 SARs: An aggregate of 16.6667 of the shares subject to the SAR (the "Earn-Out Level 1 SAR") will be exercisable as follows: (1) 5.38889 of the Earn-Out Level 1 SAR will be exercisable if the Company's EBITDA for the year ended December 31, 1996 is at least equal to the Level 1 Target (as defined below) for such year on an annual or a cumulative basis; (2) 5.38889 of the Earn-Out Level 1 SAR will be exercisable if the Company's EBITDA for the year ended December 31, 1997 is at least equal to the Level 1 Target for such year on an annual or a cumulative basis; and (3) 5.38889 of the Earn-Out Level 1 SAR will be exercisable if the Company's EBITDA for the year ended December 31, 1998 is at least equal to the Level 1 Target for such year on an annual or a cumulative basis; it being understood and agreed that for the Company's EBITDA for any year to be at least equal to the Level 1 Target for such year on a cumulative basis, the Company's EBITDA for the year immediately succeeding the last year used in determining the Company's cumulative EBITDA must be at least equal to the Company's EBITDA for such last year; provided, however, that if the Company's EBITDA for any year is less than the Level 1 Target for such year on an annual (not cumulative) basis and such deficiency (the "Deficiency") is less than $1 million, then with respect to such year the Earn-Out Level 1 SAR will vest and become exercisable in accordance with the following formula (the "Formula"):

                         ((A - B) / A) x C

                         Where:
                       A =  $1 million
                       B =  the Deficiency, up to $999,999, and
                       C =  5.38889

   (z) Earn-Out Level 2 SARs: An aggregate of 16.16666 of the shares subject to the SAR (the "Earn-Out Level 2 SAR") will be exercisable as follows: (1) 5.38889 of the Earn-Out Level 2 SAR will be exercisable if the Company's EBITDA for the year ended December 31, 1996 is at least equal to the Level 2 Target (as defined below) for such year on an annual or a cumulative basis; (2) 5.38889 of the Earn-Out Level 2 SAR will be exercisable if the Company's EBITDA for the year ended December 31, 1997 is at least equal to the Level 2 Target for such year on an annual or a cumulative basis; and (3) 5.38888 of the Earn-Out Level 2 SAR will be exercisable if the Company's EBITDA for the year ended December 31, 1998 is at least equal to the Level 2 Target for such year on an annual or a cumulative basis; it being understood and agreed that for the Company's EBITDA for any year to be at least equal to the Level 2 Target for such year on a cumulative basis, the Company's EBITDA for the year immediately succeeding the last year used in determining the Company's cumulative EBITDA must be at least equal to the Company's EBITDA for such last year; provided, however, that if the Company's EBITDA for any year is less than the Level 2 Target for such year on an annual (not cumulative) basis and the Deficiency is less than $1 million, then with respect to such year the Earn-Out Level 2 SAR will vest and become exercisable in accordance with the Formula.
   (ii) For purposes of this Agreement, (x) "Level 1 Target" for any year shall mean the Company's EBITDA of at least $21.4 million for the fiscal year ended December 31, 1996, the Company's EBITDA of at least $22.7 million for the fiscal year ended December 31, 1997, and the Company's EBITDA of at least $23.7 million for the fiscal year ended December 31, 1998, in each case as reported in the Company's audited financial statements for such year; and (y) "Level 2 Target" for any year shall mean the Company's EBITDA of at least $23.7 million for the fiscal year ended December 31, 1996, the Company's EBITDA of at least $26.9 million for the fiscal year ended December 31, 1997, and the Company's EBITDA of at least $30.3 million for the fiscal year ended December 31, 1998, in each case as reported in the Company's audited financial statements for such year.
   (iii) Notwithstanding anything herein to the contrary, if the employment of the Executive hereunder terminates due to death, disability, Good Cause, without Good Cause or Change in Control, then the vesting of the SAR shall be determined in accordance with the applicable provisions of
Article II or III, as the case may be.
   (iv) Subject to the last paragraph of this clause (iv), if the Executive exercises the SAR, the Company shall pay to the Executive, with respect to the vested portion of the SAR which is the subject of such exercise, an amount in cash equal to the excess of (x) the aggregate Fair Market Value (as defined below) of the shares of common stock subject to such vested portion of the SAR being exercised, determined as of the last fiscal quarter of the Company prior to the date of such exercise over (y) the aggregate Appreciation Base of the shares of common stock subject to such vested portion of the SAR being exercised; provided, however, that the Company shall not pay to the Executive any monies with respect to such SAR if at the time of such payment or after giving effect to such payment a Default (as such term is defined in the Credit Agreement, as defined below) or an Event of Default (as such term is defined in the Credit Agreement) exists or would exist. Notwithstanding the foregoing, if the payment to the Executive in respect of a SAR is limited by the foregoing sentence, the Company shall promptly make such payment to the Executive on the earliest date that such payment would not constitute such a Default or an Event of Default, together with interest thereon, at the prime rate as reported in The Wall Street Journal from time to time, compounded semi-annually, from the exercise date of the SAR to the date on which payment is actually made in full to the Executive. For purposes of this Agreement, "Credit Agreement" means that certain Credit Agreement among the Company, The Chase Manhattan Bank (National Association), as agent, and the lenders signatory thereto, dated as of the date hereof, as the same may be restated, amended or modified from time to time. The Fair Market Value as of such date shall be determined by the Board of Directors; provided, however, that after such determination, the Executive shall have the option, exercisable in his sole discretion by written notice delivered to the Company within thirty (30) days following such Board of Directors' determination, to have the Fair Market Value as of such date determined instead by a mutually acceptable independent investment bank whose determination of Fair Market Value as of such date shall be conclusive and binding upon the parties hereto if such Fair Market Value is greater than 110% of the Fair Market Value as determined by the Board of Directors. In the event that the parties are unable to agree on a mutually acceptable independent investment bank, the Company and the executive shall each select an independent investment bank and the two investment banks shall select a third independent investment bank which shall determine Fair Market Value. The fees of the investment bank that actually determines Fair Market Value, shall be paid by (1) the Company if the Fair Market Value as of such date as determined by such investment bank is greater than 110% of the Fair Market Value as of such date as determined by the Board of Directors or (2) the Executive if the Fair Market Value as of such date as determined by such investment bank is less than or equal to 110% of the Fair Market Value as of such date as determined by the Board of Directors. The fees and expenses of the investment bank selected by each party to select the third investment bank shall be borne by the Company.
   Payment of such amount, in accordance with the immediately prior paragraph, shall be made in a single lump sum payment within 90 days after Fair Market Value is determined to the extent the Company has the ability to do so with any unpaid balance to be paid within 12 months after Fair Market Value is determined.
   For purposes of this Agreement, "Fair Market Value" as of any date shall be determined by reference to the sale price for all of the business of the Company that a willing purchaser would pay in an arm's length transaction divided by the Company's common equity as of the date of such sale on a fully-diluted basis (including the SARs, the Cavallo SAR and each SAR issued to Chase and its assignees and transferees and any securities convertible into, or exchangeable or exercisable for, the Company's common equity) (accordingly, as of the date hereof, such denominator would be based on 1,000 shares of common equity). Fair Market Value of the Company shall be determined without giving effect to any payments to be made to the Executive or Ernest J. Cavallo or any expense accrued for in connection with, any SAR or the Cavallo SAR.
   (v) The number of shares with respect to which the SAR is granted, the Appreciation Base per share and the Level 1 Target and Level 2 Target may be appropriately adjusted, in the sole discretion of the Board of Directors or by the Compensation Committee, to reflect, without limitation,
(1) any increase or decrease in the number of issued shares of any class of capital stock of the Company, (2) any increase or decrease of equity capitalization occurring without a change in the number of outstanding shares of any class of stock of the Company, (3) the issuance or sale of any additional shares of common stock at a price per share less than the Fair Market Value per share of common stock on the date of such issuance or sale and (4) any other event or transaction that the Board of Directors or the Compensation Committee deems appropriate, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made to the Executive hereunder pursuant to the SAR, including, without limitation, to reflect changes in accounting principles, extraordinary or unusual charges or credits, acquisitions, transactions with affiliates, mergers, consolidations, recapitalization, reorganization, sales of assets or similar events. Any such determination by the Board of Directors or the Compensation Committee shall be done in good faith and shall be binding and conclusive.
   (vi) In the event that the Company shall pay a dividend or make a distribution to the holders of equity securities of the Company which is funded through the incurrence of indebtedness for borrowed money, the Fair Market Value of the SAR as of the last fiscal quarter of the Company prior to the date of exercise shall be equitably adjusted to reflect the Executive's pro rata share of such dividend or distribution that the Executive would have received if he had owned shares of the Company's Common Stock equal in number to that portion of the SAR which was exercisable as of the record date of such distribution or dividend.
   (e) Insurance, etc. Participation in any life insurance, disability insurance and medical, dental, hospitalization and surgical expense, vacation, pension and retirement plan and other employee benefits and perquisites made generally available by Royal Crown Company, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Triarc ("RCC"), to its senior officers from time to time.
   (f) Car. The Company shall provide to the Executive an automobile allowance of $900 per month during the Term of Employment, in lieu of all other reimbursable automobile expenses, including, without limitation, all operating costs, such as insurance, maintenance and fuel, for such automobile.

In addition to the amounts and benefits provided for above, the Company shall provide the Executive during the Term of Employment with a private office, stenographic and secretarial help and such other facilities and services as are suitable to his position and adequate for the performance of his duties, and shall reimburse the Executive for all entertainment, travel and other expenses reasonably incurred by him in the course of attending to and promoting the affairs of the Company, subject to the Company's normal rules with respect to documentation of such expenses.
                                  ARTICLE II
                                 TERMINATION
   SECTION 1. Termination Due To Death. The employment of the Executive under this Agreement shall terminate upon the Executive's death. In the event of the death of the Executive during the Executive's employment hereunder, the estate or other legal representative of the Executive shall be entitled only to the following:
   (a) Base Salary. The Company shall pay to the Executive's estate or other legal representative his Base Salary through the last day of the calendar quarter in which the Executive dies plus any earned but unpaid Base Salary or vacation and any Annual Bonus in respect of a prior year. Such amount shall be paid by the Company in a lump sum, subject to all withholdings, within thirty (30) days of the date of death.
   (b) Annual Bonus. The Company shall pay to the Executive's estate or other legal representative (i) Annual Bonus, if any, accrued in respect of the immediately preceding year but not yet paid as of the date of death and
(ii) the pro-rata portion of the Executive's Annual Bonus for the year in which death occurs to the extent that the performance goals for that year shall be met. Such payment shall be calculated by multiplying the amount determined to be payable as an Annual Bonus by a fraction, the numerator of which is the number of weeks in the applicable year which precede and include the date of death and the denominator of which is 52. Such amount shall be paid by the Company in a lump sum, subject to all withholdings, within thirty (30) days of the determination of whether the Company has met the performance goals for such year.
   (c)  Option, SAR.  The Option and the SAR shall vest immediately and in their entirety and each shall remain exercisable by the Executive's estate or other legal representative for a period of one year following the date of death.
   SECTION 2. Termination Due To Disability. If the Executive shall be unable to perform all or substantially all of his duties and responsibilities on account of his illness (either physical or mental) or other incapacity, the Company shall continue to pay the Executive the full amounts and benefits provided for in Section 3 of Article I above for the period of such illness or incapacity; provided, however, that in the event such illness or incapacity continues for a period longer than 180 consecutive days or for an aggregate of 175 days during any consecutive nine-month period (each, a "disability"), the Board of Directors shall have the right to terminate the Term of Employment by giving the Executive not less than thirty (30) days written notice of its election to do so. In the event the Executive's employment is terminated on account of disability under this Section 2, the Executive shall be entitled to the compensation and benefits set forth in Section 1 of Article II above.
   SECTION 3.  The Company's Right To Terminate For "Good Cause".
   (a) Notwithstanding anything in this Agreement to the contrary, the Term of Employment and the Executive's employment hereunder may be terminated by the Company at any time for "Good Cause" (as defined below). In the event the Board of Directors shall determine that grounds exist for terminating the Term of Employment and the Executive's employment hereunder for Good Cause, the Company shall send written notice to the Executive that his employment is so terminated and specifying the facts based upon which Good Cause exists for the termination of the Term of Employment and the Executive's employment by the Company. In the event the Board of Directors shall so terminate the Term of Employment and the Executive's employment, Executive shall be entitled only to the following:
   (i)  Base Salary.   Within thirty (30) days of the date of
termination, the Company shall pay the Executive his Base Salary accrued through the date of termination of employment plus any earned but unpaid vacation plus any earned but unpaid Base Salary, vacation or Annual Bonus in respect of a prior year.
   (ii) Annual Bonus. The Company shall pay the Executive his Annual Bonus, if any, accrued in respect of any preceding year but not yet paid. The amount shall be paid at the time it would have been paid had the Executive's employment not been terminated.
   (iii) Option, SAR. The Executive's right to exercise the Option and the SAR, whether vested or unvested, shall terminate on the date of termination.
   (b)  For purposes of this Agreement, "Good Cause" shall mean:
   (i) any willful failure by the Executive to perform his duties of Chief Executive Officer of the Company;
   (ii) any material misconduct (including misconduct involving moral turpitude) by the Executive in the performance of his duties as Chief Executive Officer, which misconduct is materially injurious to the Company or results in the Executive's conviction of a felony under the laws of the United States of America, any state thereof or an equivalent crime under the laws of any other jurisdiction;
   (iii) any willful and unexcused refusal by the Executive to obey the lawful and reasonable instructions of the Board of Directors or of the individuals designated in clause (b) of Article I, Section 1(a) above;
   (iv) any willful failure by the Executive to substantially comply with any written rule, regulation, policy or procedure of the Company, Triarc, or its respective affiliates furnished to Executive, which noncompliance could reasonably be expected to have a material and adverse effect on the Company's or Triarc's business; or
   (v) any willful failure by the Executive to comply with Triarc's policies with respect to insider trading which are furnished to Executive.
   Notwithstanding the foregoing, any termination for "Good Cause" under clause (i) above shall be effective upon the giving of the written notice referred to in the first paragraph of subsection (a) of this Section 3; provided, however, that the Executive shall not be deemed to have been terminated for "Good Cause" by reason of clause (i) above if within 5 days after such notice to the Executive, such conduct is no longer continuing, provided that such notice is the first such notice under this Section 3.
   SECTION 4. The Company's Right To Terminate Without Good Cause. Notwithstanding anything in this Agreement to the contrary, the Term of Employment and the Executive's employment hereunder may be terminated by the Company at any time without Good Cause upon thirty (30) days prior notice; provided, however, that in the event the Executive's employment hereunder is so terminated, the Executive shall be entitled only to the following:
   (a) Base Salary; Annual Bonus. The Company shall pay the Executive an amount equal to the sum of (i) the greater of (x) his Base Salary, as in effect for the year in which such termination occurs, for one year and (y) the entire amount of Base Salary that would be payable to the Executive hereunder through the last day of the then current Term of Employment if such termination had not occurred plus any earned but unpaid Base Salary, vacation or Annual Bonus in respect of a prior year owing to Executive accrued with respect to the period prior to the date of termination, and
(ii) the Executive's Annual Bonus for the year in which such termination occurs to the extent that the performance goals for that year shall be met (such sum is hereinafter referred to as the "Severance Amount"). The amounts payable to the Executive pursuant to this subsection 4(a) shall be payable when and as such amounts would otherwise be payable hereunder if such termination had not occurred.
   (b) Option. The Option shall vest immediately and in its entirety as of the date of such termination and shall remain exercisable by the Executive for a period of one year from the date of termination.
   (c) SAR. The Automatic SARs shall vest immediately and in their entirety and remain exercisable for one year following the date of such termination. Earn-Out Level 1 SARs and Earn-Out Level 2 SARs will vest immediately and in their entirety and remain exercisable for one year following the date of such termination if and only if the Company's EBITDA for the year immediately preceding the year in which such termination occurs is at least equal to Level 1 Target for such year on an annual or cumulative basis, in the case of Earn-Out Level 1 SARs, and at least equal to Level 2 Target for such year on an annual or cumulative basis, in the case of Earn-Out Level 2 SARs. If the Company's EBITDA for the year immediately preceding the year in which such termination occurs is less than the Level 1 Target or the Level 2 Target, as the case may be, for such year on an annual (not cumulative) basis and the Deficiency is less than $1 million, then and only then unvested Earn-Out Level 1 SARs or unvested Earn-Out Level 2 SARs, as the case may be, will vest immediately and in the proportion determined pursuant to the Formula and shall remain exercisable for one year following the date of such termination. The Executive's right to exercise any unvested portion of the SAR shall terminate on the date of such termination.
   (d)  Other Benefits; Car.  All other benefits set forth in Article I,
Section 3(e) and 3(f) shall continue until the first to occur of (i) the first anniversary of the date of termination and (ii) the date the Executive commences full-time employment with another employer.
   (e) The parties agree that the Executive shall not be obligated to mitigate damages by seeking other employment and any earnings from subsequent employment shall not reduce the amounts payable by the Company under this Section 4.
                                 ARTICLE III
                              CHANGE IN CONTROL
   SECTION 1. Definition Of Change In Control. The term "Change in Control" shall mean:
        (a) the acquisition by any person or entity of 50% or more of the combined voting power of the outstanding securities entitled to vote generally in the election of directors of either the Company or of any other corporation (a "Parent Corporation") that owns directly or indirectly 50% or more of the combined voting power of the Company's outstanding securities entitled so to vote;
        (b) a majority of the Board of Directors of the Company or any Parent Corporation shall be individuals who are not nominated by the then current Board of Directors of the Company or such Parent Corporation, as the case may be; or
        (c) the Company or any Parent Corporation is merged or consolidated with a corporation or entity other than the Company or a Parent Corporation, or all or substantially all of the assets of the Company or a Parent Corporation are acquired by a corporation or entity that is not the Company or a Parent Corporation;
provided, however, that in each case, (i) the acquisition of any portion of the combined voting power of either the Company or Triarc by DWG Acquisition Group, L.P., Nelson Peltz and/or Peter W. May or by any person affiliated with such persons shall in no event constitute a Change in Control and (ii) the merger, consolidation or sale of assets of either the Company or Triarc or any subsidiary of Triarc with or to any corporation or entity controlled by DWG Acquisition Group, L.P., Nelson Peltz and/or Peter
W. May or by any person affiliated with such persons shall in no event constitute a Change in Control. "Affiliate" of a specified person or entity shall mean any other person or entity who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the person or entity specified.
   SECTION 2.  Effects Of Change In Control.
   (a) If (i) the Executive terminates his employment hereunder (x) within twelve months following a Change in Control, (y) during the Term of Employment and (z) as a result of any meaningful diminution of the Executive's duties, authority or compensation hereunder following such Change in Control, or (ii) the Executive's employment hereunder is terminated by the Company without Good Cause within 18 months following a Change in Control, then the Executive shall be entitled to receive the Severance Amount, plus continuation of employee benefits for a period of 12 months.
   (b) If (i) a Change in Control occurs and (ii) (x) in one or a series of related disposition transactions, Triarc has realized a 40% annual internal rate of return, compounded semi-annually (the "Target IRR"), on the disposition of its entire equity investment in the Company as of the date of such Change in Control, then all the SARs will immediately vest in their entirety; or (y) in one or a series of related disposition transactions, Triarc has realized an annual internal rate of return, compounded semi-annually, equal to the Pro-Rata Target IRR (as hereinafter defined) expressed as a percentage, with respect to disposition of not less than 55% of Triarc's entire equity investment in the Company as of the date of such Change in Control, then a percentage of the SARs equal to the percentage of Triarc's entire equity investment in the Company being so disposed (the "Disposition Percentage") will immediately vest. The provisions of Article II, Section 4 shall, following the application of clause (ii)(y) of the immediately preceding sentence, remain applicable to all SARs still outstanding following the application of such clause. The pro-rata Target IRR percentage shall be determined pursuant to the following formula:

   Pro-Rata Target IRR (expressed as a percentage) = 40 x Disposition
Percentage
It is understood and agreed that such internal rates of return shall be determined based on the actual amounts realized by Triarc or any parent corporation, on an after-tax basis, with respect to the disposition of the assets or capital stock of the Company. Any non-cash proceeds received, if traded on a national securities exchange or quoted on NASDAQ, shall be valued as of the date of receipt by Triarc or any parent or the Company, based on the closing market price on the primary exchange or NASDAQ where such securities are traded or quoted, as the case may be, and if not so traded or quoted, shall be valued as of such date using the methods and procedures for determining Fair Market Value in paragraph (iv) of Section 3(d) of Article I hereof.
   (c) If a Change in Control occurs which results from the first primary public offering by the Company for cash of common stock of the Company after the date hereof (other than an offering on Form S-4 or S-8 or any similar or successor form), and paragraph (b) of this Section 2 would have been applicable if such offering of shares had been a secondary offering by Triarc of the same number of common shares as were sold by the Company in such primary offering, the Board of Directors or the Compensation Committee shall equitably convert the outstanding SARs into options for and/or shares of common stock of the Company (such determination to award options and/or shares shall be made in the sole discretion of the Board of Directors or Compensation Committee) which in the aggregate would afford the Executive substantially the same economic value as the then outstanding SARs and which would, to the extent practicable, have substantially the same terms and conditions as the then outstanding SARs granted hereunder; provided, however, that the obligation of the Company to effect such conversion shall be subject to the Company not incurring any material cost or liability and such conversion not resulting in a breach or violation of any material agreement to which the Company is bound or to which it is a party. Such determination by the Board of Directors or the Compensation Committee, as the case may be, shall be done in good faith and shall be binding and conclusive.
                                  ARTICLE IV
                                  PUT RIGHT
SECTION 1.   Put Right.
   (a) Following a Triggering Event (as defined below), the Company shall, in accordance with the terms of this Article IV, purchase all of the Executive's SARs which have vested as of the date of such Triggering Event (the "Put") for an aggregate purchase price equal to the excess of (i) the aggregate Fair Market Value, as of the Triggering Event such Triggering Event, of the SARs subject to the Put over (ii) the aggregate Appreciation Base of the SARs subject to the Put. The Fair Market Value as of the date of such Triggering Event shall be determined using the procedures and methods for determining Fair Market Value in paragraph (iv) of Section 3(d) of Article I hereof.
   (b) For purposes of this Agreement, "Triggering Event" shall mean any of the following: (x) a Change in Control; (y) the termination of the Term of Employment by the Company without Good Cause or due to death or disability (as such term is defined in Section 2, Article II above); (z) the Company's or the Executive's non-renewal of this Agreement following the expiration of the then current Term of Employment; or (aa) an election by the Executive on or after January 1, 1999 while the Executive is still employed by the Company on a full-time basis as a senior executive employee, with respect to the exercise of not more than (i) 20% of the vested SARs during any 12 month period and (ii) 50% of the vested SARs in the aggregate taking into account any prior exercises under this clause
(aa).
   (c) All payments by the Company pursuant to the Put shall be made in accordance with Section 3(d) of Article I above, substituting the date of the Triggering Event for the SAR exercise date therein; provided, however, the provisions of the second full sentence of such paragraph shall not be applicable to payments made pursuant to the exercise of the Put upon the occurrence of the Triggering Event specified in clause (aa) of paragraph
(b) of this Section 1, Article IV.
                                  ARTICLE V
             COVENANT NOT TO COMPETE; CONFIDENTIALITY; INVENTIONS
   SECTION 1. Covenant Not To Compete. The Executive acknowledges that as the Company's Chief Executive Officer he will be involved, at the highest level, in the development, implementation and management of the Company's business strategies and plans, including those which involve the Company's finances, marketing, operations, industrial relations and acquisitions. By virtue of the Executive's unique and sensitive position, the employment of the Executive by a competitor of the Company represents a serious competitive danger to the Company, and the use of the Executive's talent and knowledge and information about the Company's business, strategies and plans can and would constitute a valuable competitive advantage over the Company. In view of the foregoing, if either (i) the Executive's employment with the Company ends prior to the last day of the Term of Employment as a result of the Executive's voluntary resignation or
(ii) the Executive's employment hereunder is terminated by the Company for Good Cause pursuant to Section 3 of Article II, then the Executive covenants and agrees that in either of such events for a period of eighteen
(18) months following termination of the Executive's employment under this Agreement, the Executive will not engage or be engaged, in any capacity, directly or indirectly, including, but not limited to, as an employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor owning less that a 2% interest in a publicly held company) in the "new age" or carbonated beverage industry. The covenant not to compete contained in this Section 1 shall survive any termination of the Term of Employment regardless of whether such termination shall have been initiated or otherwise caused by the Company.
   SECTION 2. Injunctive Relief. The Executive agrees that in addition to any other remedy provided at law or in equity or in this Agreement, the Company shall be entitled to a temporary restraining order and both preliminary and permanent injunctions restraining the Executive from violating any provision of Section 1 or Section 3 of this Article V.
   SECTION 3. Confidentiality. The Executive agrees to treat as confidential and not to disclose to anyone other than the Company and its subsidiaries and affiliated companies the affairs of the Company and its subsidiaries and affiliated companies, and he agrees that he will not at any time during his employment under this Agreement and for a period of four (4) years thereafter, without the prior written consent of the Company, divulge, furnish or make known or accessible to, or use for the benefit of, anyone other than the Company and its subsidiaries and affiliated companies, any information of a confidential nature relating in any way to the business of the Company or its subsidiaries or affiliated companies, or any of their respective customers, unless (i) the Executive is required to disclose any such information by judicial or administrative process or, in the opinion of his counsel, by other requirements of law,
(ii) such information is in the public domain through no fault of the Executive, (iii) such information has been lawfully acquired by the Executive from other sources unless the Executive knows that such information was obtained in violation of an agreement of confidentiality or
(iv) such information was known to the Executive prior to June 6, 1995.
   SECTION 4. Inventions. The Executive agrees that any product, "know-how," trade secret, idea, formula, operational method, recipe, method of manufacture, invention, development, discovery or other knowledge or technical improvement (collectively, "Special Information") in which he participates, whether patentable or not, made or conceived by the Executive during his employment under this Agreement or within six (6) months thereafter, whether made within or without the course of the Executive's employment with the Company, which relates in any way to the business of the Company or its subsidiaries or affiliates and/or results directly or indirectly from the Executive's employment with the Company shall be treated as owned by and for the benefit of, shall be assigned by the Executive without further compensation to, and shall be the property of, the Company. Further, in such regard, the Executive shall communicate and promptly disclose to the Board of Directors all such Special Information and will assist the Company in every proper way at its expense to obtain a patent or patents thereon in the United States and any other jurisdiction that the Company deems appropriate, and the Executive agrees to execute all instruments and to take all steps necessary to make the benefits of such Special Information available to the Company as its exclusive property.
                                  ARTICLE VI
                           MISCELLANEOUS PROVISIONS
   SECTION 1. Indemnification. The Company shall indemnify and hold harmless the Executive if he should become a party or he should be threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Executive is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, non profit or for profit, partnership, joint venture, trust or other enterprise, in the manner and to the maximum extent permitted by the Delaware General Corporation Law, as amended from time to time. The indemnification provided for in this Section 1 shall not be deemed exclusive of any other right to which the Executive may be entitled under the Company's Certificate of Incorporation or By-laws or any agreement, vote of shareholders or disinterested directors, or otherwise, and shall continue after the Executive has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of the Executive's heirs, executors, and administrators. To the extent and for the period that the Company or Triarc purchases and maintains insurance on behalf of any of its directors, officers, or employees, against liability asserted against any such person and incurred by such person in any such capacity, or arising out of such person's status as such, the Company hereby covenants that the Executive will be included as an insured under such policy.
   SECTION 2. Failure To Enforce And Waiver. The failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such terms, covenants or conditions, and the waiver or relinquishment of any right or power under this Agreement at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.
   SECTION 3. Remedy For Breach Of Contract. The parties agree that in the event there is any breach or asserted breach of the terms, covenants or conditions of this Agreement, the remedy of the parties hereto shall be in law and in equity and injunctive relief shall lie for the enforcement or nonenforcement of any provisions of this Agreement.
   SECTION 4. Assignment. The rights and obligations of the Company under this Agreement (i) are assignable by the Company to any parent or subsidiary of the Company, to any successor by merger to the Company and to any person which acquires all or substantially all of the assets and business of the Company as a going concern and (ii) shall inure to the benefit and shall be binding upon the successors and assigns of the Company. The rights and obligations of the Executive under this Agreement (including the Option and the SAR) are not assignable or transferable by the Executive (whether by operation of law or otherwise or whether voluntarily or involuntarily); provided, however, that the Option and the SAR may be transferred by will or by the laws of descent and distribution.
   SECTION 5. Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be deemed sufficiently given if delivered by hand or mailed by registered mail, return receipt requested, to his residence in the case of the Executive and to its principal executive offices in the case of the Company. Either party may by notice to the other party change the address at which he or it is to receive notices hereunder.
   SECTION 6. Applicable Law And Severability. This Agreement shall take effect and be construed and enforced in accordance with the laws of the State of New York, excluding any such laws which direct the application of the laws of some other forum. If any provision or provisions, as the case may be, of this Agreement are void or unenforceable or so declared, such provision or provisions shall be deemed and hereby are severed from this Agreement, which shall otherwise remain in full force and effect.
   SECTION 7. Headings. The headings used in this Agreement are for convenience only and shall not be deemed to curtail or affect the meaning or construction of any provision under this Agreement.
   SECTION 8. Withholding. All payments or benefits to the Executive under this Agreement shall be reduced by any amounts required to be withheld by the Company under federal, state or local income tax laws or similar laws then in effect.
   SECTION 9. Entire Agreement; Amendment. This Agreement contains the entire Agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
   SECTION 10. No Rights as Stockholder. Neither the Executive nor any person exercising the SAR on his behalf shall have any rights of a stockholder of a Company with respect to shares of the Company's common stock. A SAR is a fictitious share of common stock of the Company which is a measure of compensation payable hereunder. To the extent the Executive acquires a right to receive a payment with respect to a SAR, such right shall be no greater than the right of any general unsecured creditor of the Company. The obligation of the Company to the Executive shall be unfunded and no property or assets shall be set aside, or trust or fiduciary relationship created, to assure payment thereof.
   SECTION 11. Legal Fees. The Company shall pay or reimburse the Executive for the reasonable attorneys fees and expenses incurred by him in the negotiation of this Agreement up to $6,000.
   SECTION 12 Generally Accepted Accounting Principles. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company's independent public accountants and disclosed in writing to the Executive) with the most recent audited consolidated financial statements of the Company.
   SECTION 13. Arbitration. Any dispute or question arising from this Agreement or its interpretation shall be settled exclusively by arbitration in New York City, New York, in accordance with the commercial rules then in effect of the American Arbitration Association. The arbitrator(s) shall set forth in writing and deliver to the parties findings of fact and conclusions reached. Judgment upon an award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction, including courts in the State of New York. Any award so rendered shall be final and binding upon the parties hereto. All costs and expenses of the arbitrator(s) shall be borne by equally by the parties hereto and all costs and expenses of attorneys, experts, witnesses and other persons retained by the parties shall be borne by the party that retained such attorneys, experts, witnesses or other persons; provided, however, that the arbitrator(s) shall have the authority to reallocate responsibility for such costs and expenses in connection with its arbitration decision. In the event that injunctive relief shall become necessary under this Agreement, either of the parties shall have the right to seek provisional remedies prior to an ultimate resolution by arbitration.
   IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                 MICHAEL WEINSTEIN
                                 Michael Weinstein


                                 MISTIC BRANDS, INC.


                                   By:ERNEST J. CAVALLO
                                      Name:   Ernest J. Cavallo
                                      Title:  President and
                                              Chief Financial Officer
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